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EXHIBIT 12
EATON CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
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                                                        Three
                                                       months
                                                        ended             Year ended December 31
                                                     March 31,  -----------------------------------------
(Millions of Dollars)                                   1999     1998     1997     1996     1995     1994
                                                        ----     ----     ----     ----     ----     ----
Income before income taxes & extraordinary item         $123     $485     $668     $485     $592     $488
Adjustments
  Minority interests in consolidated subsidiaries          0       (2)       1        1        0       (2)
  Income of equity investees                               2        3       (7)     (14)      (9)      (3)
  Amortization of capitalized interest                     2        7        8        8        7        6
  Distributed income of equity investees                   0        2        4        5        5        3
  Interest expensed                                       22       93       86       85       86       83
  Amortization of debt issue costs                         0        0        1        1        0        0
  Estimated portion of rent expense representing
    interest                                               8       30       26       24       22       22
                                                     ----------------------------------------------------
Adjusted income before income taxes                     $157     $618     $787     $595     $703     $597
                                                     ====================================================

Fixed charges
  Interest expensed                                      $22      $93      $86      $85      $86      $83
  Interest capitalized                                     5       16       12        8       10       10
  Amortization of debt issue costs                         0        0        1        1        0        0
  Estimated portion of rent representing interest          8       30       26       24       22       22
                                                     ----------------------------------------------------
Total fixed charges                                      $35     $139     $125     $118     $118     $115
                                                     ====================================================
Ratio of earnings to fixed charges                      4.49     4.45     6.30     5.04     5.96     5.19
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